Exhibit 99.2
FOR IMMEDIATE RELEASE MARCH 17, 2009	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, MARCH 17, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.075 per share quarterly dividend that will be paid on April 15, 2009 to common shareholders of record on April 1, 2009.  Chesapeake has approximately 624 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	Cumulative Convertible Preferred Stock
	5% (2005)	4.50%	5% (2005B)	6.25%
NYSE Symbol	N/A	CHK Pr D	N/A	CHK Pr E
Date of Issue	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005	June 30, 2006
Registered CUSIP	165167859	165167842	165167826	165167818
144A CUSIP	165167867	N/A	165167834	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	5,000	2,558,900	2,095,615	143,768
Liquidation Preference per Share	$100	$100	$100	$250
Record Date	April 1, 2009	June 1, 2009	May 1, 2009	June 1, 2009
Payment Date	April15, 2009	June 15, 2009	May 15, 2009	June 15, 2009
Amount per Share	$1.25	$1.125	$1.25	$3.90625

Chesapeake Energy Corporation is the largest independent producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.